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                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D. C. 20549

                                FORM 8-K

                       CURRENT REPORT PURSUANT TO
                       SECTION 13 OR 15(D) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

   Date of Report (Date of earliest event reported): August 12, 2002


                               AVAYA INC.
               (Exact name of registrant as specified in its charter)


            Delaware                  1-15951               22-3713430
  (State or other jurisdiction      (Commission           (IRS Employer
        of incorporation)           File Number)       Identification No.)


            211 Mount Airy Road
             Basking Ridge, NJ                                 07920
 (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (908) 953-6000

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Item 9. Regulation FD Disclosure

      Subsequent to the issuance on July 22, 2002 of the earnings press release of Avaya Inc., a Delaware corporation (the "Company" or "Avaya"), for the fiscal quarter ended June 30, 2002, the Company recorded adjustments to its financial statements as of and for the three and nine months ended June 30, 2002 in connection with certain developments in two litigation matters that occurred after the issuance of its earnings press release. The Company recently entered into a settlement of a purported class action originally filed against Lucent Technologies Inc. ("Lucent"), its former parent, in 1998, alleging the improper administration of a coupon program resulting from the settlement of a prior class action. The period for submitting a claim in connection with the settlement expired on July 15, 2002. In late July, the Company made a final determination of its obligations in this matter by aggregating all claim notifications received with a postmark dated on or before the July 15, 2002 deadline. Based on this review, the Company determined the estimated reserve for this matter recorded in the other liabilities section of its balance sheet as of June 30, 2002 exceeded the amount of actual aggregate claims received by approximately $4 million and accordingly, the Company reversed this amount to other income (expense), net in its statements of operations for the three and nine months ended June 30, 2002.

      In addition, in August 2002, the Company was advised that a settlement had been reached by Lucent, AT&T and the plaintiffs in several class actions alleging fraud and deceit by Lucent and AT&T in connection with the leasing of residential telephones to consumers without adequate notice that the consumers would pay well in excess of the purchase price of a telephone by continuing to lease. The proposed settlement has been preliminarily approved by the Illinois state court. Any liability borne by Lucent in connection with these class action cases will be considered an exclusive Lucent liability under the Contribution and Distribution Agreement entered into by Lucent and the Company in connection with the Company's spin-off from Lucent in September 2000 and, as a result, the Company is responsible for 10% of any such liability in excess of $50 million. The Company recorded an estimated liability in the other liabilities section of its balance sheet as of June
30, 2002 of approximately $6 million in connection with this settlement. The expense for such liability was recorded to other income (expense), net in the Company's statements of operations for the three and nine months ended June 30, 2002. The $6 million represents the Company's current estimate of its liability in this matter, although the amount for which Avaya may ultimately be responsible will not be finally determined until the claims period expires.

      The net effect of these two adjustments on Avaya's financial results for the three months ended June 30, 2002 is to increase net loss for the period as reported in its July 22, 2002 earnings release from $37 million, or 10 cents per diluted share, to $39 million, or 11 cents per diluted share. The net effect of the adjustments increase net loss from ongoing operations as reported in the July 22, 2002 earnings release from $32 million to $33 million. Diluted loss per share on an ongoing basis remained unchanged at 9 cents. Net loss from ongoing operations excludes the effect of $9 million in pre-tax charges for one-time expenses and an asset impairment, both associated with Avaya's prior restructuring initiatives.

Note: the information in this report is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

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                               SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AVAYA INC.



Date: August 12, 2002               By: /s/ Garry K. McGuire
                                       ----------------------------------------
                                       Name:  Garry K. McGuire
                                       Title: Chief Financial Officer and
                                                Senior Vice President,
                                                Operations